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                                 EXHIBIT 12.1

                            MICRON TECHNOLOGY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (in millions except ratio amounts)

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

                                                                              Years ended
                                                      -----------------------------------------------------------------
                                                                                                                        3 months
                                                                                                                          ended
                                                        Aug. 31,   Aug. 29,      Aug. 28,       Sept. 3,       Sept. 2,   Nov.2,
                                                        1995         1996          1997           1998           1999      1999
                                                      ---------    --------     ---------       ---------      --------  -------
Pre-tax income before adjustment for minority
  interests or loss from equity investees             $ 1,362.0     $ 958.9      $  590.4       $  (358.9)     $  (87.2)   $533.6
Total fixed charges                                        13.0        17.9          41.2            69.9          91.7      34.1
Less:  Interest capitalized during the period              (5.0)       (7.8)         (6.0)          (15.5)         (2.2)     (0.7)
                                                      ---------     -------      --------       ---------      --------    ------
Total earnings (losses) before fixed charges          $ 1,370.0     $ 969.0      $  625.6       $  (304.5)     $    2.3    $567.0
                                                      =========     =======      ========       =========      ========    ======

Interest expense                                      $     7.3     $   8.6      $   32.9       $    49.7      $   83.6    $ 31.7
Interest capitalized during the period                      5.0         7.8           6.0            15.5           2.2       0.7
Interest attributable to rentals                            0.7         1.5           2.3             4.7           5.9       1.8
                                                      ---------     -------      --------       ---------      --------    ------
Total fixed charges                                   $    13.0     $  17.9      $   41.2       $    69.9      $   91.7    $ 34.1
                                                      =========     =======      ========       =========      ========    ======

Ratio of earnings to fixed charges (1)                    105.3x       54.0x         15.2x              --            --     16.6x
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(1)  Earnings before fixed charges were inadequate to cover total fixed charges by $374.4 million and $89.4 million for the years ended September 3, 1998 and September 2, 1999, respectively.